Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form F-1 filed with the SEC on April 13, 2010 (the "Registration Statement") of our report dated December 16, 2009, except for Note 1 paragraph 7 and Note 22 paragraph 1 to the financial statements, as to which the date is December 17, 2009, relating to the consolidated and combined balance sheets of Kingtone Wirelessinfo Solution Holding Ltd and Subsidiaries ("the Company") as of November 30, 2009 and November 30, 2008, and the related consolidated and combined statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended, appearing in the Prospectus, which is a part of such amendment.

/s/ Bernstein & Pinchuk LLP

New York, NY
April 13, 2010